Exhibit 2.1

Execution Copy

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ARMSTRONG WORLD INDUSTRIES, INC.

AND

ARMSTRONG FLOORING, INC.

DATED AS OF MARCH 11, 2016

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4.5	Procedures for Indemnification of Third-Party Claims	38
4.6	Additional Matters	40
4.7	Right of Contribution	41
4.8	Covenant Not to Sue	42
4.9	Remedies Cumulative	42
4.10	Survival of Indemnities	42
	Article V
	CERTAIN OTHER MATTERS
5.1	Insurance Matters	43
5.2	Continuation of Director and Officer Insurance	45
5.3	Late Payments	45
5.4	Treatment of Payments for Tax Purposes	45
5.5	Inducement	45
5.6	Post-Effective Time Conduct	46
	Article VI
	EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1	Agreement for Exchange of Information	46
6.2	Ownership of Information	47
6.3	Compensation for Providing Information	47
6.4	Record Retention	47
6.5	Limitations of Liability	48
6.6	Other Agreements Providing for Exchange of Information	48
6.7	Production of Witnesses; Records; Cooperation	49
6.8	Privileged Matters	50
6.9	Confidentiality	52
6.10	Protective Arrangements	53
	Article VII
	DISPUTE RESOLUTION
7.1	Good-Faith Negotiation	53
7.2	Resolution by Delaware Courts	54
7.3	Injunctive Relief	54
7.4	Conduct During Dispute Resolution Process	55
	Article VIII
	FURTHER ASSURANCES AND ADDITIONAL COVENANTS
8.1	Further Assurances	55

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	Article IX
	TERMINATION
9.1	Termination	56
9.2	Effect of Termination	56

	Article X
	MISCELLANEOUS
10.1	Counterparts; Entire Agreement; Corporate Power	56
10.2	Governing Law	57
10.3	Assignability	57
10.4	Third-Party Beneficiaries	58
10.5	Notices	58
10.6	Severability	59
10.7	Force Majeure	59
10.8	No Set-Off	60
10.9	Publicity	60
10.10	Expenses	60
10.11	Headings	60
10.12	Survival of Covenants	60
10.13	Waivers of Default	60
10.14	Specific Performance	60
10.15	Amendments	61
10.16	Interpretation	61
10.17	Limitations of Liability	61
10.18	Performance	61
10.19	Mutual Drafting	62

SCHEDULES

Schedule 1.2	AFI Discontinued or Divested Businesses
Schedule 1.3	AFI Contracts
Schedule 1.4	AFI Intellectual Property
Schedule 1.5	AFI Real Property
Schedule 1.6	AFI Technology
Schedule 1.7	Transferred Entities
Schedule 2.3(a)(xi)	AFI Assets
Schedule 2.3(b)(vii)	AWI Intellectual Property
Schedule 2.3(b)(x)	AWI Assets
Schedule 2.4(a)	AFI Liabilities
Schedule 2.4(b)	AWI Liabilities
Schedule 2.8(b)(ii)	Intercompany Agreements
Schedule 2.9(b)	Shared Contracts to be Retained by AWI
Schedule 4.3(f)	Specified AWI Information

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EXHIBITS

Exhibit A	Plan of Division
Exhibit B	Form of Agreement and Plan of Merger by and between AFI Intermediate Co. and Armstrong Flooring, Inc.

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of March 11, 2016 (this “Agreement”), is made and entered into by and between Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Flooring, Inc., a Delaware corporation (“AFI”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in Article I.

R E C I T A L S

WHEREAS, the board of directors of AWI (the “AWI Board”) has determined that it is in the best interests of AWI to separate AWI’s flooring business from its ceilings (building products) business, creating two independent industry-leading publicly traded companies;

WHEREAS, in furtherance of the foregoing, the AWI Board has adopted and approved a Plan of Division in the form attached as Exhibit A hereto (the “Plan of Division”) to effect the separation of the AFI Business from the AWI Business by means of a division pursuant to and in accordance with applicable provisions of the Pennsylvania Entity Transactions Law (the “Division”);

WHEREAS, pursuant to and in accordance with the Plan of Division, at the Division Effective Time, AWI will divide into AWI, which will be the dividing association and retain the properties and liabilities related primarily to the AWI Business, and AFI Intermediate Co., a Pennsylvania corporation created by, and resulting from, the Division, which will be allocated the assets and liabilities related primarily to the AFI Business (“AFI Division Sub”), in each case as set forth in the Plan of Division;

WHEREAS, after the Division Effective Time, AFI Division Sub will merge with and into AFI, with AFI surviving the merger as a wholly-owned subsidiary of AWI (the “Merger”), on the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, substantially in the form attached as Exhibit B hereto, to be entered into after the Division Effective Time by and between AFI and AFI Division Sub (the “Merger Agreement”);

WHEREAS, in addition to the Division and the Merger, after the consummation of the Division and prior to the Distribution (as defined below), and effective as of the effective time of the Merger pursuant to the Merger Agreement (the “Merger Effective Time”), on the terms and subject to the conditions set forth herein, (a) AWI will cause the applicable members of the AWI Group to assign, transfer, convey and deliver to AFI or the applicable AFI Designee all right, title and interest of the AWI Group in and to the AFI Assets, (b) AFI and the applicable AFI Designees will accept, assume and agree faithfully to perform, discharge and fulfill the AFI Liabilities, (c) AFI will cause the applicable members of the AFI Group to assign, transfer, convey and deliver to AWI or the applicable AWI Designee all right, title and interest of the AFI Group in and to the AWI Assets, and (d) AWI and the applicable AWI Designees will accept, assume and agree faithfully to perform, discharge and fulfill the AWI Liabilities (each of the transactions described in this and the foregoing recitals, including the assignment, transfer, conveyance and delivery of the AFI Assets and AWI Assets, the acceptance, assumption and agreement to perform the AFI Liabilities and the AWI Liabilities, the Division and the Merger, being referred to collectively herein as the “Separation”);

WHEREAS, following the completion of the Separation, AWI desires to make a distribution of all of the outstanding AFI Shares owned by AWI to holders of AWI Shares on the Record Date, on a pro rata basis (the “Distribution”);

WHEREAS, AFI has been incorporated solely for the purposes described herein and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Separation and the Distribution, taken together, are intended to qualify as a transaction that is tax-free under Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meanings of Treasury Regulations Section 1.368-2(g);

WHEREAS, AFI and AWI have prepared, and AFI has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth information concerning AFI, the Separation and the Distribution; and

WHEREAS, AWI and AFI desire to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements governing various matters relating to the Separation and the Distribution, and the relationship of AWI, AFI and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Division Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the AFI Group shall be deemed to be an Affiliate of any member of the AWI Group and (b) no member of the AWI Group shall be deemed to be an Affiliate of any member of the AFI Group.

“AFI” shall have the meaning set forth in the Preamble.

“AFI Accounts” shall have the meaning set forth in Section 2.10(a).

“AFI Assets” shall have the meaning set forth in Section 2.3(a).

“AFI Balance Sheet” shall mean the pro forma combined balance sheet of the AFI Business, including any notes thereto, as of December 31, 2015, as presented in the Information Statement mailed to the Record Holders.

“AFI Business” shall mean (a) the business, operations and activities of the Resilient Flooring and the Wood Flooring segments of AWI conducted at any time prior to the Division Effective Time by either Party or any of their current or former Subsidiaries and (b) except for the Retained Legacy Matters (which are expressly excluded from the AFI Business), any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to (i) the business, operations or activities described in clause (a) as then conducted or (ii) any other business operations or activities previously conducted as part of the flooring business of AWI and its Subsidiaries, including those set forth on Schedule 1.2.

“AFI Contracts” shall mean all contracts and agreements set forth on Schedule 1.3, and any other contracts or agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, as of the Division Effective Time that relate primarily to the AFI Business, including, without limitation, the following:

(a) any customer, distribution, supply or vendor contract or agreement that relates primarily to the AFI Business;

(b) any contract or agreement in the nature of a guarantee, indemnity or other Liability of either Party or any member of its Group in respect of any other AFI Contract, any AFI Liability or the AFI Business;

(c) any Real Property Lease that relates primarily to the AFI Business;

(d) any lease (including any capital lease), agreement to lease, option to lease, license, right to use, installment or conditional sale agreement pertaining to the leasing or use of any equipment or other tangible property that relates primarily to the AFI Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any AFI Group Employee or consultants of the AFI Group;

(f) any collective bargaining agreement or other contract with any labor union that relates primarily to AFI Group Employees;

(g) any contract or agreement licensing or otherwise granting rights to Intellectual Property that relates primarily to the AFI Business; and

(h) any other contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be allocated or assigned to AFI or any member of the AFI Group.

Notwithstanding the foregoing, except with respect to any such contract or agreements that are expressly set forth on Schedule 1.3, AFI Contracts shall not include (w) any contract or agreement that is contemplated to be retained by AWI or any member of the AWI Group from and after the Division Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement, (x) any contract or agreement that would constitute AFI Software or AFI Technology, (y) any contract or agreement that relates primarily to any Retained Legacy Matter, or (z) any contract, agreement, lease or license that relates to the ownership, operation or maintenance of the Corporate Headquarters.

“AFI Credit Facility” shall mean the Credit Agreement, to be entered into by and among Armstrong Flooring, Inc., as borrower, certain subsidiaries of Armstrong Flooring, Inc., identified therein, as guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent and the Lenders party thereto.

“AFI Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by AFI that will be members of the AFI Group as of immediately prior to the Division Effective Time.

“AFI Division Sub” shall have the meaning set forth in the Recitals.

“AFI Group” shall mean (a) prior to the Merger Effective Time, AFI and each Person that will be a Subsidiary of AFI as of immediately after the Merger Effective Time, including the Transferred Entities, even if, prior to the Merger Effective Time, such Person is not a Subsidiary of AFI; and (b) on and after the Merger Effective Time, AFI and each Person that is a Subsidiary of AFI.

“AFI Group Employee” shall mean any individual who is intended to be an employee of the AFI Group as of the Distribution Effective Time as evidenced by written notice provided to such individual or by designation in the HRIS system of record (SAP or otherwise) of AWI in an organization or cost center code of the AFI Group (including any such individual who is not actively working as of the Distribution Effective Time as a result of an illness, injury or leave of absence approved by the AWI Human Resources department or otherwise taken in accordance with applicable Law).

“AFI Indemnitees” shall have the meaning set forth in Section 4.3.

“AFI Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.4 and (b) all Other IP owned by either Party or any member of its Group as of the Division Effective Time primarily used or primarily held for use in the AFI Business, including any Other IP set forth on Schedule 1.4.

“AFI Liabilities” shall have the meaning set forth in Section 2.4(a).

“AFI Permits” shall mean all Permits in the possession of either Party or member of its Group primarily used or primarily held for use in the AFI Business as of the Division Effective Time but excluding any Permits necessary for the operation or maintenance of the Corporate Headquarters.

“AFI Real Property” shall mean (i) the Owned Real Property that relates primarily to the AFI Business, including the real property set forth on Schedule 1.5, and (ii) the Leased Real Property that relates primarily to the AFI Business, but in no event shall the term AFI Real Property include the Corporate Headquarters.

“AFI Shares” shall mean the shares of common stock, par value $0.01 per share, of AFI.

“AFI Software” shall mean all Software owned or licensed by either Party or any member of such Party’s Group primarily used or primarily held for use in the AFI Business as of the Division Effective Time.

“AFI Technology” shall mean all Technology owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the AFI Business as of the Division Effective Time, including the Technology set forth on Schedule 1.6.

“Agent” shall mean the trust company or bank duly appointed by AWI to act as distribution agent, transfer agent and registrar for the AFI Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark License Agreement, the Transition Trademark License Agreement, the Lease Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations that AWI determines are required to be obtained from, and any notices, registrations or reports that AWI determines are required to be submitted to, or other filings that AWI determines are required to be made with, any third Person, including any Governmental Authority, in connection with the Separation, the Distribution or the consummation of the transactions contemplated hereby.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“AWI” shall have the meaning set forth in the Preamble.

“AWI Accounts” shall have the meaning set forth in Section 2.10(a).

“AWI Assets” shall have the meaning set forth in Section 2.3(b).

“AWI Board” shall have the meaning set forth in the Recitals.

“AWI Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Division Effective Time by either Party or any member of its Group, other than the AFI Business.

“AWI Credit Facility” shall mean the Amended and Restated Credit Agreement, to be entered into by and among Armstrong World Industries, Inc., as borrower, certain subsidiaries of Armstrong World Industries, Inc., identified therein, as guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent and the Lenders party thereto.

“AWI Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by AWI that will be members of the AWI Group as of immediately prior to the Division Effective Time.

“AWI Group” shall mean AWI and each Person that is a Subsidiary of AWI (other than AFI and any other member of the AFI Group).

“AWI Indemnitees” shall have the meaning set forth in Section 4.2.

“AWI Liabilities” shall have the meaning set forth in Section 2.4(b).

“AWI Name and AWI Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of such Party’s Group using or containing “Armstrong”, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, and any registrations or applications for any of the foregoing, together with the goodwill associated with any of the foregoing.

“AWI Shares” shall mean the shares of common stock, par value $0.01 per share, of AWI.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Corporate Headquarters” shall mean that certain real property, together with all buildings, structures and improvements thereon, consisting of an approximately 100-acre multi-building campus that is commonly known as 2500 Columbia Avenue, Lancaster, Pennsylvania.

“Delayed AWI Asset” shall have the meaning set forth in Section 2.5(h).

“Delayed AWI Liability” shall have the meaning set forth in Section 2.5(h).

“Delayed AFI Asset” shall have the meaning set forth in Section 2.5(c).

“Delayed AFI Liability” shall have the meaning set forth in Section 2.5(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of such Party’s Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case, which describes the Separation or the Distribution or the AFI Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the AWI Board in its sole and absolute discretion.

“Distribution Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Division” shall have the meaning set forth in the Recitals.

“Division Date” shall mean the date of the consummation of the Division, which shall be on or before the date of consummation of the Merger and the Distribution Date, as determined by the AWI Board in its sole and absolute discretion.

“Division Effective Time” shall mean the time of the filing of a Statement of Division with the Department of Statement of the Commonwealth of Pennsylvania pursuant to Section 366 of the Pennsylvania Entity Transactions Law and in accordance with the Plan of Division.

“DLW” shall mean Armstrong DLW GmbH, a German private company.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between AWI and AFI and/or one or more members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, or protection of human health, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing AWI Credit Facility” shall mean the Amended and Restated Credit Agreement, dated as of March 15, 2013, as amended, among Armstrong World Industries, Inc. and Armstrong Wood Products, Inc., as borrowers, certain of Armstrong World Industries, Inc.’s subsidiaries, as guarantors, Bank of America, N.A., as Administrative Agent and the Lenders party thereto.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on such Party’s behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on such Party’s behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“Form 10” shall mean the registration statement on Form 10 filed by AFI with the SEC to effect the registration of AFI Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications that AWI determines are required to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the AFI Group or the AWI Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of AWI Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, or (ii) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d)

copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Agreement” shall mean the Lease Agreement relating to the Corporate Headquarters to be entered into by and between AWI and AFI and/or one or more members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by either Party or any of the members of its Group as of the Division Effective Time under the Real Property Leases.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, settlements, sanctions, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.10(a).

“Losses” shall mean actual losses, costs, Taxes, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in the Recitals.

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by either Party or any member of its Group as of the Division Effective Time.

“Owned Real Property” shall mean the real property that is owned by either Party or any of the members of such Party’s Group as of the Division Effective Time, together with all buildings, improvements and structures thereon.

“Parties” shall mean the parties to this Agreement.

“Pennsylvania Entity Transactions Law” means the Entity Transactions Law of the Commonwealth of Pennsylvania, 15 Pa. Cons. Stat. § 311 et seq.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a corporation, a general or limited partnership, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Division” shall have the meaning set forth in the Recitals.

“Prime Rate” means the then published prime interest rate upon unsecured loans charged by JP Morgan Chase Bank (or any successor thereto) on loans of 90 days.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible form, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of such Party’s Group would be entitled to assert or has asserted a privilege, including the attorney-client and attorney work product privileges.

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which either Party or any of the members of its Group as of the Division Effective Time is a party, excluding the Lease Agreement.

“Record Date” shall mean the close of business on the date to be determined by the AWI Board as the record date for determining holders of AWI Shares entitled to receive AFI Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of AWI Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, trademark and service mark registrations and applications, registered Internet domain names and copyright registrations and applications.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Retained Legacy Matters” shall mean (a) all Assets and Liabilities related to the discontinued European flooring business of AWI and its Subsidiaries, DLW’s insolvency proceedings in Germany, or any Liability owed to DLW under any supply agreement, transition services agreement or other agreement or arrangement between DLW, on the one hand, and AWI or any of its Subsidiaries, on the other hand, (b) the legacy cabinets business unit and cabinets manufacturing operations of AWI and its Subsidiaries, including any rights or obligations related to that certain sale of assets to American Industrial Partners in October 2012, and (c) all Environmental Liabilities related to that certain former cabinet manufacturing facility located in Elizabeth City, NC that was operated by Armstrong Wood Products, Inc. (f/k/a Triangle Pacific Corporation).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability company or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) in the case of a partnership, is a general partner, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” means information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between AWI and AFI and/or one or more members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Trademark License Agreement” shall mean the Trademark License Agreement to be entered into by and between AWI and AFI and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Transfer Documents” shall have the meaning set forth in Section 2.2(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.7.

“Transition Committee” shall have the meaning set forth in Section 2.16.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between AWI and AFI and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Transition Trademark License Agreement” shall mean the Transition Trademark License Agreement to be entered into by and between AWI and AFI and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Unreleased AFI Liability” shall have the meaning set forth in Section 2.6(a)(ii).

“Unreleased AWI Liability” shall have the meaning set forth in Section 2.6(b)(ii).

ARTICLE II

THE SEPARATION

2.1 The Division and the Merger. On the Division Date, prior to the Merger and the Distribution, AWI shall consummate the Division pursuant to and in accordance with the Plan of Division. Effective as of the Merger Effective Time (which, for the avoidance of any doubt, shall occur after the Division Effective Time and prior to the Distribution), AFI and AFI Division Sub shall, and AWI shall cause AFI Division Sub to, enter into the Merger Agreement and consummate the Merger pursuant to and in accordance with the terms set forth in the Merger Agreement.

2.2 Transfer of Assets and Assumption of Liabilities.

(a) Effective as of the Merger Effective Time:

(i) Transfer and Assignment of AFI Assets. AWI shall cause the applicable members of the AWI Group to contribute, assign, transfer, convey and deliver to AFI, or the applicable AFI Designees, and AFI or such AFI Designees shall accept from the applicable members of the AWI Group, all of such AWI Group members’ respective direct or indirect right, title and interest in and to all of the AFI Assets held by such AWI Group members (it being understood that (x) all right, title and interest of AWI in and to any AFI Assets allocated to AFI Division Sub in the Plan of Division shall be allocated pursuant to and in accordance with the Plan of Division and not pursuant to this Section 2.2(a), and (y) if any AFI Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such AFI Asset may be assigned, transferred, conveyed and delivered to AFI as a result of the transfer of all of the equity interests in such Transferred Entity from AWI or the applicable members of the AWI Group to AFI or the applicable AFI Designee);

(ii) Acceptance and Assumption of AFI Liabilities. AFI and the applicable AFI Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the AFI Liabilities in accordance with their respective terms. AFI and such AFI Designees shall be responsible for all of the AFI Liabilities, regardless of when or where such AFI Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Merger Effective Time, regardless of where or against whom such AFI Liabilities are asserted or determined (including any AFI Liabilities arising out of claims made by AFI’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AWI Group or the AFI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AWI Group or the AFI Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates (it being understood that (x) all Liabilities of AWI allocated to AFI Division Sub in the Plan of Division shall be allocated pursuant to and in accordance with the Plan of Division and not assumed pursuant to this Section 2.2(a), and (y) if any AFI Liability shall be a Liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such AFI Liability may become liabilities of the applicable member of the AFI Group as a result of the transfer of all of the equity interests in such Transferred Entity from AWI or the applicable members of the AWI Group to AFI or the applicable AFI Designee);

(iii) Transfer and Assignment of AWI Assets. AWI and AFI shall cause AFI and the members of the AFI Group to contribute, assign, transfer, convey and deliver to AWI and/or one or more members of the AWI Group designated by AWI, and AWI or such other members of the AWI Group shall accept from AFI and the AFI Designees, all of AFI’s and such AFI Designees’ respective direct or indirect right, title and interest in and to all AWI Assets held by AFI or such AFI Group members; and

(iv) Acceptance and Assumption of AWI Liabilities. AWI and one or more members of the AWI Group designated by AWI shall accept and assume and agree faithfully to perform, discharge and fulfill all of the AWI Liabilities in accordance with their respective terms. AWI and the applicable members of the AWI Group shall be responsible for all AWI Liabilities, regardless of when or where such AWI Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Merger Effective Time, where or against whom such AWI Liabilities are asserted or determined (including any such AWI Liabilities arising out of claims made by AWI’s or AFI’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AWI Group or the AFI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the AWI Group or the AFI Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.2(a), (i) each Party shall execute and deliver, and shall cause the applicable members of such Party’s Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of such Party’s Group’s right, title and interest in and to such Assets to the other Party and/or the applicable members of its Group in accordance with Section 2.2(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of such Party’s Group to execute and deliver, to the other Party and/or the applicable members of such Party’s Group such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and/or the applicable members of its Group in accordance with Section 2.2(a). All of the foregoing documents contemplated by this Section 2.2(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Division Effective Time or the Merger Effective Time, as applicable), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to the Plan of Division, this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Division Effective Time or the Merger Effective Time, as applicable), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to the Plan of Division, this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d) Additional Transfers. If and to the extent that the Division does not result in all right, title and interest of AWI in and to any AFI Assets or AFI Liabilities to be allocated pursuant to and in accordance with the Plan of Division, then (i) AWI shall contribute, assign, transfer, convey and deliver to AFI, and AFI shall accept from AWI, all of AWI’s direct or indirect right, title and interest in and to any such AFI Assets held by AWI, and (ii) AFI shall accept, assume and agree faithfully to perform, discharge and fulfill any such AFI Liabilities in accordance with their respective terms.

(e) Waiver of Bulk-Sale and Bulk-Transfer Laws. AFI hereby waives compliance by each and every member of the AWI Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the AFI Assets to any member of the AFI Group. AWI hereby waives compliance by each and every member of the AFI Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the AWI Assets to any member of the AWI Group.

2.3 AFI Assets; AWI Assets.

(a) AFI Assets. For purposes of this Agreement, “AFI Assets” shall mean, as of the date of determination, all Assets of either Party or the members of such Party’s Group that relate primarily to the AFI Business, including without limitation:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of such Party’s Group;

(ii) all Assets of either Party or any of the members of such Party’s Group included or reflected as assets of the AFI Group on the AFI Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the AFI Balance Sheet; provided, however, that the amounts set forth on the AFI Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of AFI Assets pursuant to this subclause (ii);

(iii) all Assets of either Party or any of the members of such Party’s Group that are of a nature or type that would have resulted in such Assets being included as Assets of AFI or members of the AFI Group on a pro forma combined balance sheet of the AFI Group or any notes thereto (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Assets included on the AFI Balance Sheet), it being understood that (x) the AFI Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of AFI Assets pursuant to this subclause (iii); and (y) the amounts set forth on the AFI Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of AFI Assets pursuant to this subclause (iii);

(iv) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to AFI or any other member of the AFI Group;

(v) all AFI Real Property and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(vi) all Excluded FF&E (as defined in the Lease Agreement);

(vii) all AFI Contracts and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(viii) all AFI Intellectual Property, AFI Software and AFI Technology and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(ix) all AFI Permits, and all rights, interests or claims of either Party or any of the members of such Party’s Group thereunder;

(x) subject to Article VI, all rights, interests and claims of either Party or any of the members of such Party’s Group with respect to Information that is primarily related to the AFI Assets, the AFI Liabilities, the AFI Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements;

(xi) all Assets set forth on Schedule 2.3(a)(xi); and

(xii) all other Assets of either Party or any of the members of such Party’s Group that are primarily related to the AFI Business.

Notwithstanding the foregoing, the AFI Assets shall not in any event include any AWI Asset.

(b) AWI Assets. For purposes of this Agreement, “AWI Assets” shall mean, as of the date of determination, all Assets of the either Party or the members of such Party’s Group, other than the AFI Assets, it being understood that the AWI Assets shall include:

(i) all issued and outstanding capital stock or other equity interests of AWI’s Subsidiaries other than the Transferred Entities;

(ii) the Corporate Headquarters and all rights, interests or claims of either Party or any of the members of its Group thereunder;

(iii) all Premises FF&E (as defined in the Lease Agreement);

(iv) all Owned Real Property and Leased Real Property (other than the AFI Real Property);

(v) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by AWI or any other member of the AWI Group;

(vi) all contracts of either Party or any of the members of such Party’s Group (other than the AFI Contracts);

(vii) all Intellectual Property of either Party or any of the members of such Party’s Group (other than the AFI Intellectual Property), including the AWI Name and AWI Marks and the Intellectual Property set forth on Schedule 2.3(b)(vii);

(viii) all Permits of either Party or any of the members of such Party’s Group (other than the AFI Permits);

(ix) all rights, interests and claims of either Party or any of the members of such Party’s Group with respect to Information that does not relate primarily to the AFI Assets, the AFI Liabilities, the AFI Business or the Transferred Entities;

(x) all Assets set forth on Schedule 2.3(b)(x); and

(xi) all other Assets of either Party or any of the members of such Party’s Group that relate primarily to the AWI Business.

2.4 AFI Liabilities; AWI Liabilities.

(a) AFI Liabilities. For purposes of this Agreement, “AFI Liabilities” shall mean, as of the date of determination, all Liabilities of either Party or any of the members of such Party’s Group that relate primarily to the AFI Business, including without limitation:

(i) all Liabilities included or reflected as liabilities or obligations of AFI or the members of the AFI Group on the AFI Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the AFI Balance Sheet; provided, however, that the amounts set forth on the AFI Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of AFI Liabilities pursuant to this subclause (i);

(ii) all Liabilities that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of AFI or the members of the AFI Group on a pro forma combined balance sheet of the AFI Group or any notes thereto (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Liabilities included on the AFI Balance Sheet ), it being understood that (x) the AFI Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of AFI Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the AFI Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of AFI Liabilities pursuant to this subclause (ii);

(iii) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Merger Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Merger Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the AFI Business or any AFI Asset;

(iv) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by AFI or any other member of the AFI Group, and all agreements, obligations and Liabilities of any member of the AFI Group under this Agreement or any of the Ancillary Agreements;

(v) all Liabilities relating to, arising out of or resulting from the AFI Contracts, the AFI Intellectual Property, the AFI Software, the AFI Technology, the AFI Permits or the AFI Credit Facility;

(vi) all Liabilities set forth on Schedule 2.4(a);

(vii) all Liabilities arising out of claims made by any Third Party (including AWI’s or AFI’s respective directors, officers, shareholders, employees and agents) against any member of the AWI Group or the AFI Group to the extent relating to, arising out of or resulting from the AFI Business or the AFI Assets or the other business, operations, activities or Liabilities referred to in subclauses (i) through (vi) above; and

(viii) all other Liabilities of either Party or any of the members of such Party’s Group that relate primarily to the AFI Business.

provided that, notwithstanding the foregoing, the Parties agree that the AFI Liabilities shall not include any Liabilities relating to, arising out of or resulting from the Retained Legacy Matters.

(b) AWI Liabilities. For purposes of this Agreement, “AWI Liabilities” shall mean, as of the date of determination, (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing as of the Merger Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Merger Effective Time), of any member of the AWI Group and any member of the AFI Group, in each case that are not AFI Liabilities, including any and all Liabilities set forth on Schedule 2.4(b); (ii) all Liabilities relating to, arising out of or resulting from the Retained Legacy Matters, and (iii) all Liabilities arising out of claims made by any Third Party (including AWI’s or AFI’s respective directors, officers, shareholders, employees and agents) against any member of the AWI Group or the AFI Group to the extent relating to, arising out of or resulting from the AWI Business or the AWI Assets.

2.5 Approvals and Notifications.

(a) Approvals and Notifications for AFI Assets. The Parties shall use their respective commercially reasonable efforts to obtain or make all Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between AWI and AFI, neither AWI nor AFI shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Approvals or Notifications.

(b) Delayed AFI Transfers. If and to the extent that the transfer or assignment to the AFI Group of any AFI Asset or assumption by the AFI Group of any AFI Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Division Effective Time or the Merger Effective Time, as applicable, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the AFI Group of such AFI Assets or the assumption by the AFI Group of such AFI Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such AFI Assets or AFI Liabilities shall continue to constitute AFI Assets and AFI Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed AFI Assets and Delayed AFI Liabilities. If any transfer or assignment of any AFI Asset or any assumption of any AFI Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Division Effective Time or the Merger Effective Time, as applicable, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such AFI Asset, a “Delayed AFI Asset” and any such AFI Liability, a “Delayed AFI Liability”), then, insofar as reasonably practicable and subject to applicable Law, the member of the AWI Group retaining such Delayed AFI Asset or such Delayed AFI Liability, as the case may be, shall thereafter hold such Delayed AFI Asset or Delayed AFI Liability, as the case may be, for the use and benefit of the member of the AFI Group entitled thereto (at the expense of the member of the AFI Group entitled thereto). In addition, the member of the AWI Group retaining such Delayed AFI Asset or such Delayed AFI Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Delayed AFI Asset or Delayed AFI Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the AFI Group to whom such Delayed AFI Asset is to be transferred or assigned, or which will assume such Delayed AFI Liability, as the case may be, in order to place such member of the AFI Group in a substantially similar position as if such Delayed AFI Asset or Delayed AFI Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed AFI Asset or Delayed AFI Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed AFI Asset or Delayed AFI Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Division Effective Time or the Merger Effective Time, as applicable, to the AFI Group.

(d) Transfer of Delayed AFI Assets and Delayed AFI Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed AFI Asset or the deferral of assumption of any Delayed AFI Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed AFI Asset or the assumption of any Delayed AFI Liability have been removed, the transfer or assignment of the applicable Delayed AFI Asset or the assumption of the applicable Delayed AFI Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed AFI Assets and Delayed AFI Liabilities. Any member of the AWI Group retaining a Delayed AFI Asset or Delayed AFI Liability due to the deferral of the transfer or assignment of such Delayed AFI Asset or the deferral of the assumption of such Delayed AFI Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by AFI or the member of the AFI Group entitled to the Delayed AFI Asset or Delayed AFI Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by AFI or the member of the AFI Group entitled to such Delayed AFI Asset or Delayed AFI Liability.

(f) Approvals and Notifications for AWI Assets. The Parties shall use their commercially reasonable efforts to obtain or make all Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between AWI and AFI, neither AWI nor AFI shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Approvals or Notifications.

(g) Delayed AWI Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the AWI Group of any AWI Asset or assumption by the AWI Group of any AWI Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Division Effective Time or the Merger Effective Time, as applicable, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the AWI Group of such AWI Assets or the assumption by the AWI Group of such AWI Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such AWI Assets or AWI Liabilities shall continue to constitute AWI Assets and AWI Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed AWI Assets and Delayed AWI Liabilities. If any transfer or assignment of any AWI Asset or any assumption of any AWI Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Division Effective Time or the Merger Effective Time, as applicable, whether as a result of the provisions of this Section 2.5(h) or for any other reason (any such AWI Asset, a “Delayed AWI Asset” and any such AWI Liability, a “Delayed AWI Liability”), then, insofar as reasonably practicable, the member of the AFI Group retaining such Delayed AWI Asset or such Delayed AWI Liability, as the case may be, shall thereafter hold such Delayed AWI Asset or Delayed AWI Liability, as the case may be, for the use and benefit of the member of the AWI Group entitled thereto (at the expense of the member of the AWI Group entitled thereto). In addition, the member of the AFI Group retaining such Delayed AWI Asset or such Delayed AWI Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Delayed AWI Asset or Delayed AWI Liability in the ordinary course of business in accordance with past practice. Such member of the AFI Group shall also take such other actions as may be reasonably requested by the member of the AWI Group to which such Delayed AWI Asset is to be transferred or assigned, or which will assume such Delayed AWI Liability, as the case may be, in order to place such member of the AWI Group in a substantially similar position as if such Delayed AWI Asset or Delayed AWI Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed AWI Asset or Delayed AWI Liability, and all costs and expenses related thereto, shall inure from and after the Division Effective Time or the Merger Effective Time, as applicable, to the AWI Group.

(i) Transfer of Delayed AWI Assets and Delayed AWI Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed AWI Asset or the deferral of assumption of any Delayed AWI Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed AWI Asset or the assumption of any Delayed AWI Liability have been removed, the transfer or assignment of the applicable Delayed AWI Asset or the assumption of the applicable Delayed AWI Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed AWI Assets and Delayed AWI Liabilities. Any member of the AFI Group retaining an Delayed AWI Asset or Delayed AWI Liability due to the deferral of the transfer or assignment of such Delayed AWI Asset or the deferral of the assumption of such Delayed AWI Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by AWI or the member of the AWI Group entitled to the Delayed AWI Asset or Delayed AWI Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by AWI or the member of the AWI Group entitled to such Delayed AWI Asset or Delayed AWI Liability.

2.6 Novation of Liabilities.

(a) Novation of AFI Liabilities.

(i) Each of AWI and AFI, at the request of the other, shall use its respective commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all AFI Liabilities and obtain in writing the unconditional release of each member of the AWI Group that is a party to any such arrangements, so that, in any such case, the members of the AFI Group shall be solely responsible for such AFI Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither AWI nor AFI shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If AWI or AFI is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the AWI Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased AFI Liability”), AFI shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the AWI Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the AWI Group that constitute Unreleased AFI Liabilities from and after the Merger Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the AWI Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased AFI Liabilities shall otherwise become assignable or able to be novated, AWI shall promptly assign, or cause to be assigned, and AFI or the applicable AFI Group member shall assume, such Unreleased AFI Liabilities without exchange of further consideration.

(b) Novation of AWI Liabilities.

(i) Each of AWI and AFI, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all AWI Liabilities and obtain in writing the unconditional release of each member of the AFI Group that is a party to any such arrangements, so that, in any such case, the members of the AWI Group shall be solely responsible for such AWI Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither AWI nor AFI shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If AWI or AFI is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the AFI Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased AWI Liability”), AWI shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the AFI Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the AFI Group that constitute

Unreleased AWI Liabilities from and after the Merger Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the AFI Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased AWI Liabilities shall otherwise become assignable or able to be novated, AFI shall promptly assign, or cause to be assigned, and AWI or the applicable AWI Group member shall assume, such Unreleased AWI Liabilities without exchange of further consideration.

2.7 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a) On or prior to the Division Effective Time or as soon as practicable thereafter, each of AWI and AFI shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the AWI Group removed as guarantor of or obligor for any AFI Liability to the extent that they relate to AFI Liabilities, including the removal of any Security Interest on or in any AWI Asset that may serve as collateral or security for any such AFI Liability; and (ii) have any member(s) of the AFI Group removed as guarantor of or obligor for any AWI Liability to the extent that they relate to AWI Liabilities, including the removal of any Security Interest on or in any AFI Asset that may serve as collateral or security for any such AWI Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the AWI Group, AFI shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any AWI Asset that may serve as collateral or security for any such AWI Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which AFI would be reasonably unable to comply or (B) which AFI would not reasonably be able to avoid breaching; and

(ii) any member of the AFI Group, AWI shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any AFI Asset that may serve as collateral or security for any such AFI Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which AWI would be reasonably unable to comply or (B) which AWI would not reasonably be able to avoid breaching.

(c) If AWI or AFI is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in subclauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of such Party’s Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any

Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of AWI and AFI, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of such Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.8 Termination of Agreements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, AFI and each member of the AFI Group, on the one hand, and AWI and each member of the AWI Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among AFI and/or any member of the AFI Group, on the one hand, and AWI and/or any member of the AWI Group, on the other hand, effective as of the Division Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Division Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Division Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is also a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Division Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of AWI or AFI, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the AWI Group, on the one hand, and any member of the AFI Group, on the other hand, outstanding as of the Division Effective Time shall, as promptly as practicable after the Division Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by AWI in its sole and absolute discretion.

2.9 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.2, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to the Plan of Division, this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a AFI Contract, but the remainder of which is a AWI Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Division Effective Time, so that each Party or the member of such Party’s Group shall, as of the Division Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Parties’ respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the AFI Group or the AWI Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the AFI Business or the AWI Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Notwithstanding the foregoing, each of the Shared Contracts set forth on Schedule 2.9(b)(i) shall be retained by AWI and each of the Shared Contracts set forth on Schedule 2.9(b)(ii) shall be allocated to AFI Division Sub in the Division or assigned to AFI, as applicable. AWI and AFI shall cooperate in good faith to allocate the usage of the venues subject to such Shared Contracts on an equitable basis from season-to-season, and shall reimburse one another for a proportionate amount, based on the actual relative usage by the Parties of the venues subject to such Shared Contracts, of all fees, costs and other expenses incurred by the other Party in connection with such Shared Contracts, such payment to be made promptly upon receipt by AFI of an invoice therefor from AWI.

(c) Each of AWI and AFI shall, and shall cause the members of each such Party’s Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Division Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(d) Nothing in this Section 2.9 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of such Party’s Group to take, at the Division Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by AFI or any other member of the AFI Group (collectively, the “AFI Accounts”) and all contracts or agreements governing each bank or brokerage account owned by AWI or any other member of the AWI Group (collectively, the “AWI Accounts”) so that each such AFI Account and AWI Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any AWI Account or AFI Account, respectively, is de-Linked from such AWI Account or AFI Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the AFI Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by AFI or a member of the AFI Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the AWI Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by AWI or a member of the AWI Group.

(d) With respect to any outstanding checks or drafts issued or wire transfers or other payments initiated by AWI, AFI, or any of the members of their respective Groups prior to the Division Effective Time, such outstanding checks, drafts, wire transfers and other payments shall be honored following the Division Effective Time by the Person or Group owning the account on which the check or draft is drawn or from which the wire transfer or other payment was initiated, respectively.

(e) As between AWI and AFI (and the members of their respective Groups), all payments made and reimbursements received after the Division Effective Time by either Party (or member of such Party’s Group) that relate to a business, Asset or Liability of the other Party (or member of such Party’s Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of such Party’s Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.11 Ancillary Agreements. Effective on or prior to the Division Effective Time, each of AWI and AFI will, or will cause the applicable members of such Party’s Group to, execute and deliver all Ancillary Agreements to which it is a party.

2.12 Disclaimer of Representations and Warranties. EACH OF AWI (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AWI GROUP) AND AFI (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AFI GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13 Financing Arrangements

(a) After the Division Effective Time and before the Distribution Effective Time, AFI shall enter into the AFI Credit Facility. AFI shall draw down One Hundred Million Dollars ($100,000,000) under the AFI Credit Facility and, subject to the availability of sufficient surplus and satisfaction of all other requirements under Delaware law, prior to the Distribution Effective Time, AFI shall use a portion of the proceeds from the AFI Credit Facility to make a cash distribution to AWI in an amount equal to Fifty Million Dollars ($50,000,000). Each of AWI and AFI shall cooperate in the preparation of all materials as may be necessary or advisable to effect the AFI Credit Facility.

(b) Upon receipt by AWI of the cash distribution contemplated by Section 2.13(a), AWI shall use the proceeds of such cash distribution to repay Fifty Million Dollars ($50,000,000) of the outstanding indebtedness under the Existing AWI Credit Facility.

(c) After the Division Effective Time, the receipt of the cash distribution from AFI and the repayment of a portion of the indebtedness outstanding under the Existing AWI Credit Facility as contemplated by Sections 2.13(a) and (b), above, and before the Distribution Effective Time, AWI shall enter into the AWI Credit Facility. AWI shall use the proceeds from the AWI Credit Facility to refinance the indebtedness under the Existing AWI Credit Facility that remains outstanding after the repayment of Fifty Million Dollars ($50,000,000) of the outstanding indebtedness under the Existing AWI Credit Facility pursuant to Section 2.13(b), and shall take all necessary actions to assure the full release and discharge of AFI and the other members of the AFI Group from any and all obligations pursuant to the Existing AWI Credit Facility and the release of all liens and encumbrances against the assets of AFI and the other members of the AFI Group previously securing such Existing AWI Credit Facility. Each of AWI and AFI shall cooperate in the preparation of all materials as may be necessary or advisable to effect the AWI Credit Facility and the release of AFI.

(d) The Parties agree that (i) AFI or another member of the AFI Group, as the case may be, shall be responsible for all costs and expenses associated with the AFI Credit Facility and (ii) AWI or another member of the AWI Group, as the case may be, shall be responsible for all costs and expenses associated with the AWI Credit Facility.

2.14 Solvency and Liquidity. Prior to the Distribution, the Parties shall take all actions as AWI may determine to be reasonably necessary and desirable to provide for the liquidity and solvency of the AWI Group and the AFI Group as of immediately after the Distribution, including, without limitation, the transfer of sufficient cash, cash equivalents or other Assets to enable AFI and the AFI Group to be reasonably capitalized for the operation of their respective businesses and to pay their respective liabilities, including contingent and other liabilities, as they mature.

2.15 Financial Information Certifications. AWI’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to AFI as its Subsidiary. In order to enable the principal executive officer and principal financial officer of AFI to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, AWI, within thirty-five (35) days of the end of any fiscal quarter during which AFI remains AWI’s Subsidiary, shall provide AFI with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by AWI (and not by any officer or employee in their individual capacity).

2.16 Transition Committee. Prior to the Division Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from AWI and AFI, the number of which shall be determined by the Parties from time to time. The Transition Committee may consist of both standing members and special members who are designated by the Parties from time to time who have technical or subject matter expertise with respect to specific issues or areas that may arise or be of interest to the Transition Committee. The Transition Committee shall be responsible for monitoring and managing all matters related to, and for seeking to resolved any Disputes that arise under or in connection with, any of the transactions contemplated by the Plan of Division, this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of such Party’s respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.16, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) AWI shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, AWI may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit AWI’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) AFI shall cooperate with AWI to accomplish the Distribution and shall, at AWI’s direction, promptly take any and all actions that AWI or AFI determines to be necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of AFI Shares on the Form 10. AWI shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or distribution agent and financial, legal, accounting and other advisors for AWI. AFI and AWI, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Distribution Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. AWI shall, to the extent practicable, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) AFI Directors and Officers. On or prior to the Distribution Date, AWI and AFI shall take all necessary actions so that as of the Distribution Effective Time: (i) the directors and executive officers of AFI shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) except those individuals who will continue to serve as members of the AWI Board after the Distribution Effective Time, as set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the AWI Board, as an executive officer of AWI and as a member of the board of directors or other governing body or as an executive officer of any other member of the AWI Group, as applicable; and (iii) AFI shall have such other officers as AFI shall appoint.

(c) NYSE Listing. AFI shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the AFI Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(d) Securities Law Matters. AFI shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. AWI and AFI shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. AWI and AFI shall prepare, and AFI shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which AWI determines are necessary or desirable to effectuate the Distribution, and AWI and AFI shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. AWI and AFI shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(e) Mailing of Information Statement. AWI shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the AWI Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(f) The Distribution Agent. AWI shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(g) Stock-Based Employee Benefit Plans. AWI and AFI shall take all actions as may be necessary to approve the grants of adjusted equity awards by AWI (in respect of AWI Shares) and AFI (in respect of AFI Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution shall be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by AWI in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10, no order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been mailed to Record Holders.

(iii) AWI shall have received an opinion from its outside counsel to the effect that the Separation and the Distribution, taken together, should qualify as a transaction that is described in Sections 368(a)(1)(D) and 355 of the Code.

(iv) The AWI Board shall have obtained an opinion from a nationally recognized appraisal, valuation and investment banking firm, in form and substance satisfactory to the AWI Board, substantially to the effect that, immediately after and giving effect to the Separation and Distribution and on a pro forma basis: (a) each of the fair value and present fair saleable value of the assets of AWI and AFI on a consolidated basis would exceed the stated liabilities and identified contingent liabilities of AWI and AFI, respectively, on a consolidated basis; (b) each of AWI and AFI should be able to pay its debts as they become absolute and mature; and (c) each of AWI and AFI should not have unreasonably small capital for the business in which each such entity is engaged.

(v) (A) The Division shall have occurred as contemplated by the Plan of Division and this Agreement, (B) the Merger shall have occurred as contemplated by the Merger Agreement and this Agreement, (C) the transfer of the AFI Assets (other than any Delayed AFI Asset) and AFI Liabilities (other than any Delayed AFI Liability) contemplated to be transferred from AWI to AFI on or prior to the Distribution shall have occurred as contemplated by Section 2.2, and (D) the transfer of the AWI Assets (other than any Delayed AWI Asset) and AWI Liabilities (other than any Delayed AWI Liability) contemplated to be transferred from AFI to AWI on or prior to the Distribution Date shall have occurred as contemplated by Section 2.2.

(vi) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state and other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(vii) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be threatened or in effect.

(ix) The AFI Shares to be distributed to the AWI shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x) No other events or developments shall exist or shall have occurred that, in the judgment of the AWI Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of AWI and shall not give rise to or create any duty on the part of AWI or the AWI Board to waive or not waive any such condition or in any way limit AWI’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the AWI Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If AWI waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Distribution Effective Time, AFI will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of AFI Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the AWI Shares to instruct the Agent to distribute at the Distribution Effective Time the appropriate number of AFI Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. AFI will not issue paper stock certificates in respect of the AFI Shares. The Distribution shall be effective at the Distribution Effective Time.

(b) Subject to Section 3.3, each Record Holder will be entitled to receive in the Distribution one (1) AFI Share for every two (2) AWI Shares held by such Record Holder on the Record Date.

(c) Any AFI Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to AFI, and AFI shall hold such AFI Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such AFI Shares shall be obligations of AFI, subject in each case to applicable escheat or other abandoned property Laws, and AWI shall have no Liability with respect thereto.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) AFI Release of AWI. Except as provided in Section 4.1(c), effective as of the Distribution Effective Time, AFI does hereby, for itself and each other member of the AFI Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been shareholders, directors, officers, agents or employees of any member of the AFI Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) AWI and the members of the AWI Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Effective Time have been directors, officers, agents or employees of any member of the AWI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Distribution Effective Time, directors, officers or employees of AFI or a member of the AFI Group, in each case from: (A) all AFI Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the AFI Business, the AFI Assets or the AFI Liabilities.

(b) AWI Release of AFI. Except as provided in Section 4.1(c), effective as of the Distribution Effective Time, AWI does hereby, for itself and each other member of the AWI Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been directors, officers, agents or employees of any member of the AWI Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) AFI and the members of the AFI Group and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Effective Time have been directors, officers, agents or employees of any member of the AFI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Effective Time are or have been directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Distribution Effective Time, directors, officers or employees of AWI or a member of the AWI Group, in each case from: from (A) all AWI Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities undertaken to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the AWI Business, the AWI Assets or the AWI Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto as not terminating as of the Distribution Effective Time, in each case in accordance with its terms. In furtherance of the foregoing, nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the AWI Group or the AFI Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not terminating as of the Distribution Effective Time, or any other Liability specified in Section 2.8(b) as not to terminate as of the Distribution Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Effective Time;

(iv) any Liability that the Parties may have pursuant to this Agreement or any Ancillary Agreement, including with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the AWI Group or the AFI Group from honoring its existing obligations to indemnify any director, officer, employee or agent of AFI who was a director, officer, employee or agent of any member of the AWI Group on or prior to the Distribution Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an AFI Liability, AFI shall indemnify AWI for such Liability (including AWI’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. AFI shall not make, and shall not permit any member of the AFI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against AWI or any other member of the AWI Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). AWI shall not make, and shall not permit any other member of the AWI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against AFI or any other member of the AFI Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Distribution Effective Time, at the request of either Party, the other Party shall cause each member of such Party’s respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by AFI. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, AFI shall, and shall cause the other members of the AFI Group to, indemnify, defend and hold harmless AWI, each member of the AWI Group and each of their respective past, present and future directors, officers, employees and agents, in each case, in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AWI Indemnitees”), from and against any and all Liabilities of the AWI Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any AFI Liability;

(b) any failure of AFI, any other member of the AFI Group or any other Person to pay, perform or otherwise promptly discharge any AFI Liabilities in accordance with their terms, whether prior to, on or after the Division Effective Time;

(c) any breach by AFI or any other member of the AFI Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to an AWI Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the AFI Group by any member of the AWI Group that survives following the Distribution;

(e) the ownership or operation of the AFI Business from and after the Division Effective Time; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if AFI shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in subclause (f) of Section 4.3.

4.3 Indemnification by AWI. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, AWI shall, and shall cause the other members of the AWI Group to, indemnify, defend and hold harmless AFI, each member of the AFI Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AFI Indemnitees”), from and against any and all Liabilities of the AFI Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any AWI Liability;

(b) any failure of AWI, any other member of the AWI Group or any other Person to pay, perform or otherwise promptly discharge any AWI Liabilities in accordance with their terms, whether prior to, on or after the Division Effective Time;

(c) any breach by AWI or any other member of the AWI Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to an AFI Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the AWI Group by any member of the AFI Group that survives following the Distribution;

(e) the ownership or operation of the AWI Business from and after the Division Effective Time; and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in AWI’s name in the Form 10, the Information Statement (as amended or supplemented if AFI shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(f) shall be the only statements made explicitly in AWI’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by AFI.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that the indemnification, contribution or reimbursement with respect to any Liability pursuant to this Article IV or Article V shall be net of Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification, contribution or reimbursement hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds and other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) from any Person by or on behalf of the Indemnitee in respect of the related Liability. For avoidance of doubt and to illustrate the operation of this Section 4.4, if AFI should be responsible to indemnify AWI for an insured Liability, and the claim for that Liability to an insurer results in a deductible or loss reimbursement and a retrospectively rated premium adjustment, AFI shall be responsible for the deductible or loss reimbursement and the retrospectively rated premium adjustment. If an Indemnitee receives an indemnification, contribution or reimbursement payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof, including increased premiums) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification, contribution and reimbursement provisions hereof. Each Party shall, and shall cause the members of such Party’s Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification, contribution or reimbursement may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification, contribution or reimbursement, or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a member of the AWI Group or the AFI Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced in some material respect by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Liabilities to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification, contribution or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.

(f) Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (Taxes being governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification, contribution or reimbursement under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification, contribution or reimbursement under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification, contribution or reimbursement payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnification, contribution and reimbursement provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification, contribution or reimbursement under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced in some material respect thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of the Indemnifying Party’s Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed AFI Assets or Delayed AFI Liabilities (except for the gross negligence or intentional misconduct of a member of the AWI Group) or with the ownership, operation or activities of the

AFI Business prior to the Division Effective Time shall be deemed to be the fault of AFI and the other members of the AFI Group, and no such fault shall be deemed to be the fault of AWI or any other member of the AWI Group; (ii) any fault associated with the business conducted with Delayed AWI Assets or Delayed AWI Liabilities (except for the gross negligence or intentional misconduct of a member of the AFI Group) shall be deemed to be the fault of AWI and the other members of the AWI Group, and no such fault shall be deemed to be the fault of AFI or any other member of the AFI Group; and (iii) any fault associated with the ownership, operation or activities of the AWI Business prior to the Division Effective Time shall be deemed to be the fault of AWI and the other members of the AWI Group, and no such fault shall be deemed to be the fault of AFI or any other member of the AFI Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any AFI Liabilities by AFI or a member of the AFI Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any AWI Liabilities by AWI or a member of the AWI Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of AWI and AFI and their respective Indemnitees under this Article IV shall survive until the five-year anniversary of the Division Effective Time, and no claim may be made for indemnification hereunder after the five-year anniversary of the Division Effective Time; provided, however, that if either Party in good faith delivers written notice to the other Party of an indemnification claim (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) on or before the three-year anniversary of the Distribution Date, then such claim shall survive until resolved or judicially determined. The rights and obligations of each of AWI and AFI and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of such Party’s Group of any assets or businesses or the assignment by it of any liabilities, or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of such Party’s Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) AWI and AFI agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Effective Time. In no event shall AWI, any other member of the AWI Group or any AWI Indemnitee have any Liability or obligation whatsoever to any member of the AFI Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the AFI Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) From and after the Distribution Effective Time, with respect to any losses, damages and Liability incurred by any member of the AFI Group, or arising out of facts, events or circumstances occurring, prior to the Distribution Effective Time, AWI will provide AFI with access to, and AFI may, upon ten (10) days’ prior written notice to AWI, make claims under, AWI’s third-party insurance policies in place immediately prior to the Distribution Effective Time and AWI’s historical third-party policies of insurance, but solely to the extent that such policies provided coverage for AFI Liabilities or Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time, in each case relating to, arising out of or resulting from the AFI Business, the AFI Assets or the AFI Liabilities; provided that such access to, and the right to make claims under, such insurance policies shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles, loss reimbursements and other fees and expenses, and any retrospectively rated or other premium adjustments, resulting from such losses, damages or Liability. Any deductible, loss reimbursement, other fee or expense, or retrospectively rated or other premium adjustment, resulting from such losses, damages or Liability shall be AFI’s sole responsibility. AFI’s access shall be subject to the following additional conditions:

(i) AFI shall report any claim to AWI, as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with AWI’s claim reporting procedures in effect immediately prior to the Distribution Effective Time (or in accordance with any modifications to such procedures after the Distribution Effective Time communicated by AWI to AFI in writing);

(ii) AFI may, in its sole discretion, report such claim to the insurers on its and/or AFI’s behalf with a request that the insurers defend and indemnify it and/or AFI;

(iii) AFI and the members of the AFI Group shall indemnify, hold harmless and reimburse AWI and the members of the AWI Group for any fees and expenses incurred by AWI or any members of the AWI Group to the extent resulting from any access to, any claims made by AFI or any other members of the AFI Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claim or loss adjusting expenses and claim handling fees, whether such claims are made by AFI, its employees or third Persons; and

(iv) AFI shall exclusively bear (and neither AWI nor any members of the AWI Group shall have any obligation to repay or reimburse AFI or any member of the AFI Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by AFI or any member of the AFI Group under the policies as provided for in this Section 5.1(b).

In the event that any member of the AWI Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Division Effective Time for which such member of the AWI Group is entitled to coverage under AFI’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “AWI” for “AFI” and “AFI” for “AWI.”

(c) Except as provided in Section 5.1(b), from and after the Division Effective Time, neither AFI nor any member of the AFI Group shall have any rights to or under any of the insurance policies of AWI or any other member of the AWI Group. At the Division Effective Time, AFI shall have in effect all insurance programs required to comply with AFI’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to AFI’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d) Neither AFI nor any member of the AFI Group, in connection with making a claim under any insurance policy of AWI or any member of the AWI Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between AWI or any member of the AWI Group, on the one hand, and the applicable insurance company, on the other hand, (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by AWI or any member of the AWI Group under the applicable insurance policy, or (iii) otherwise compromise, jeopardize or interfere with the rights of AWI or any member of the AWI Group under the applicable insurance policy.

(e) All payments and reimbursements by AFI pursuant to this Section 5.1 will be made within fifteen (15) days after AFI’s receipt of an invoice therefor from AWI. If AWI incurs costs to enforce AFI’s obligations herein, AFI agrees to indemnify and hold harmless AWI for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6. AWI shall retain the exclusive right to control its insurance policies and programs, including the right under the policies or applicable law to settle the policies to which losses or claim expenses are allocated, to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any AFI Liabilities and/or claims AFI has made or could make in the future, and no member of the AFI Group shall allocate losses or claims or loss adjusting expenses to, or erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with AWI’s insurers with respect to any of AWI’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. AFI shall cooperate with AWI and share such information as is reasonably necessary to permit AWI to manage and conduct its insurance matters as it deems appropriate. AWI shall share such information with AFI as is reasonable necessary to enable AFI so to cooperate with AWI. Except as otherwise expressly provided in this Agreement, neither AWI nor any of the members of the AWI Group shall have any obligation to secure extended reporting for any claims under any liability policies of AWI or any member of the AWI Group for any acts or omissions by any member of the AFI Group incurred prior to the Division Effective Time.

(f) This Agreement shall not be considered as a contract of insurance and shall not be construed to waive any right or remedy of any member of the AWI Group in respect of any insurance policy or any other contract or policy of insurance.

(g) AFI does hereby, for itself and each other member of the AFI Group, agree that no member of the AWI Group shall have any Liability whatsoever as a result of the insurance policies and practices of AWI and the members of the AWI Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2 Continuation of Director and Officer Insurance. For a period of not less than six (6) years from and after the Distribution Date, AWI shall, and shall cause the AWI Group to, maintain officers’ and directors’ liability insurance covering the persons who are presently covered by AWI’s and its Subsidiaries’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Distribution Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof.

5.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus one (1%) percent.

5.4 Treatment of Payments for Tax Purposes. For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Division Effective Time) as either a contribution by AWI to AFI or a distribution by AFI to AWI, as the case may be, occurring immediately prior to the Division Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.5 Inducement. AFI acknowledges and agrees that AWI’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by AFI’s covenants and agreements in this Agreement and the Ancillary Agreements, including AFI’s assumption of the AFI Liabilities pursuant to the Separation and the provisions of this Agreement and AFI’s covenants and agreements contained in Article IV.

5.6 Post-Effective Time Conduct. The Parties acknowledge that, after the Distribution Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Each of AWI and AFI acknowledge and agree that certain books, records and other tangible Information is and, as of the Distribution Effective Time, will be stored in locations that will be allocated, assigned, transferred, conveyed and delivered to the AWI Group or the AFI Group, as the case may be, and that from and after the Distribution Effective Time, such tangible books and records may remain at the current locations thereof, subject to the terms and conditions of this Article VI. From and after the Distribution Effective Time, (i) each member of the AFI Group shall be permitted to obtain from the AWI Group, and AWI shall cause each member of the AWI Group to cooperate to provide and deliver to AFI or the applicable member of the AFI Group, the originals of all books, records and other tangible Information that constitutes AFI Assets, subject to the terms and conditions of this Article VI, and (ii) each member of the AWI Group shall be permitted to obtain from the AFI Group, and AFI shall cause each member of the AFI Group to cooperate to provide and deliver to AWI or the applicable member of the AWI Group, the originals of all books, records and other tangible Information that constitutes AWI Assets, subject to the terms and conditions of this Article VI. For the avoidance of any doubt, (x) each member of the AWI Group shall be permitted to deliver any books, records or other tangible Information that constitutes AFI Assets to AFI (or such location as may be designated by AFI), (y) each member of the AFI Group shall be permitted to deliver any books, records or other tangible Information that constitutes AWI Assets to AWI (or such location as may be designated by AWI), and (z) subject to Section 6.4, neither Party nor any member of its Group shall be required to store or maintain any books, records or other tangible Information for the benefit of the other Party or its Group.

(b) Subject to Section 6.9 and any other applicable confidentiality obligations, each of AWI and AFI, on behalf of itself and each member of such Party’s Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or such Party’s Group which the requesting Party or such Party’s Group to the extent that (i) such information relates to the AFI Business, or any AFI Asset or AFI Liability, if AFI is the requesting Party, or to the AWI Business, or any AWI Asset or AWI Liability, if AWI is the requesting Party, (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental in any material respect to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(c) Without limiting the generality of the foregoing, until the first AFI fiscal year end occurring after the Distribution Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act, and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information shall not be required to pay or reimburse the other Party for the cost of creating, gathering, copying, transporting and otherwise complying with a request with respect to such information (including those expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information); provided, however, that the Party requesting information shall be required to pay or reimburse the other Party for such costs in connection with any request resulting in a significant burden on the other Party, involving an unusually high volume of requested information, or otherwise arising outside the ordinary course of such requests.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Distribution Effective Time, the Parties agree to use their respective commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control on the Distribution Effective Time in accordance with the policies of AWI as in effect on the Distribution Effective Time or such other policies as may be adopted by AWI after the Distribution Effective Time (provided, in the case of AFI, that AWI notifies AFI of any such change); provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, the Tax Matters Agreement will govern the retention of Tax related records, and the Employee Matters Agreement will govern the retention of employment and benefits related records. Without limiting the foregoing retention obligations of the Parties, before destroying or disposing of any books, records or other tangible Information relating to the business, Assets or Liabilities of the other Party’s Group, (i) the Party proposing to dispose of or destroy such tangible Information shall use commercially reasonable efforts to provide no less than ninety (90) days prior written notice to the other Party, specifying the books, records or other tangible Information proposed to be destroyed or disposed of and (ii) if, before the scheduled date for such destruction or disposal, the other Party requests in writing that any of the books, records or other tangible Information proposed to be destroyed or disposed of be delivered or made available to such other Party, then the Party proposing to destroy or dispose of the books, records or other tangible Information will promptly arrange for the delivery or making available of the requested books, records or other tangible Information to or at a location specified by, and at the sole cost and expense of, the requesting Party. Notwithstanding the foregoing, each Party may destroy or dispose of any books, records or other tangible Information that the other Party has previously received copies of, without any obligation to notify the other Party thereof.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information, and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

(c) Notwithstanding Section 7.1, in the event of any Dispute between or among one or more members of the AFI Group and one or more members of the AWI Group relating to the rights and obligations of the Parties with respect to the exchange, access and retention of Information hereunder, the Parties shall attempt in good faith to negotiate a resolution of the Dispute through the Parties’ respective record administrators, in the first instance and, if the records administrators cannot resolve the Dispute, then the Dispute shall be referred to the Transition Committee. If the Transition Committee cannot resolve the Dispute, then the Dispute may be resolved pursuant to the terms and procedures set forth in Article VII.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Distribution Effective Time, except in the case of an adversarial Action or Dispute between AWI and AFI, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party’s respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of such Party’s Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of such Party’s respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7 and subject to the terms of the Trademark License Agreement, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of such Party’s respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the AWI Group and the AFI Group, and that each of the members of the AWI Group and the AFI Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time, which services will be rendered solely for the benefit of the AWI Group or the AFI Group, as the case may be.

(b) The Parties agree as follows:

(i) AWI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the AWI Business and not to the AFI Business, whether or not the Privileged Information is in the possession or under the control of any member of the AWI Group or any member of the AFI Group. AWI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any AWI Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the AWI Group or any member of the AFI Group;

(ii) AFI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the AFI Business and not to the AWI Business, whether or not the Privileged Information is in the possession or under the control of any member of the AFI Group or any member of the AWI Group. AFI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any AFI Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the AFI Group or any member of the AWI Group; and

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the AWI Business, solely to the AFI Business, or to both the AWI Business and the AFI Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any adversarial Action or Dispute between AWI and AFI, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of such Party’s respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of such Party’s respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the covenants and agreements of AWI and AFI set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10, from and after the Distribution Effective Time until the five-year anniversary of the Distribution Date, each of AWI and AFI, on behalf of itself and each member of such Party’s respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to AWI’s confidential and proprietary information pursuant to policies in effect as of the Distribution Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of such Party’s Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of such Party’s Group may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Distribution Effective Time, or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of such Party’s Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10 Protective Arrangements. In the event that a Party or any member of such Party’s Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good-Faith Negotiation. Any dispute, controversy or claim arising out of or relating to this Agreement or, except as otherwise provided therein, any Ancillary Agreement (including regarding whether any Assets are AFI Assets, any Liabilities are AFI Liabilities or the validity, interpretation, breach or termination of this Agreement or, except as otherwise provided therein, any Ancillary Agreement) (a “Dispute”), shall initially be referred to the Transition Committee for resolution. If the Transition Committee is unable to resolve such Dispute within thirty (30) days, then either Party may provide written notice thereof to the other Party (the “Initial Notice”), and the Parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

7.2 Resolution by Delaware Courts

(a) In the event that a Dispute has not been resolved within sixty (60) days after receipt by a Party of an Initial Notice, or within such longer period as the Parties may agree to in writing, then each party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, to resolve any such unresolved Dispute in any suit, action or proceeding seeking to enforce any provision of, or based on any other matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.5 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2(b).

7.3 Injunctive Relief. Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 if such action is reasonably necessary to avoid irreparable damage.

7.4 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Distribution Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the AFI Assets and the AWI Assets and the assignment and assumption of the AFI Liabilities and the AWI Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Effective Time, AWI and AFI in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by AWI, AFI or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) AWI and AFI, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of (i) the failure of AFI or any other member of the AFI Group, on the one hand, or of AWI or any other member of the AWI Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Effective Time by AWI, in its sole and absolute discretion, without the approval or consent of any other Person, including AFI. After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) AWI represents on behalf of itself and each other member of the AWI Group, and AFI represents on behalf of itself and each other member of the AFI Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies; provided, however, that the Division and the Plan of Division shall be governed by and construed and interpreted in accordance with the Pennsylvania Entity Transactions Law and the other Laws of the Commonwealth of Pennsylvania applicable thereto, and the Merger and the Merger Agreement shall be governed by and construed and interpreted in accordance with the Pennsylvania Entity Transactions Law and the other Laws of the Commonwealth of Pennsylvania, in each case solely to the extent applicable thereto.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any AWI Indemnitee or AFI Indemnitee in their respective capacities as such, and except as set forth in Section 5.2, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to AWI, to:

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster PA 17604

Email: mahershey@armstrongceilings.com

Attention: General Counsel

with a copy (prior to the Distribution Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Email: Peter.Atkins@skadden.com

            Eric.Cochran@skadden.com

Attention: Peter A. Atkins

                 Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, DE 19801

Email: Steven.Daniels@skadden.com

Attention: Steven J. Daniels

If to AFI, to:

Armstrong Flooring, Inc.

P.O. Box 3025

Lancaster, PA 17604

Email: csparisi@armstrongflooring.com

Attention: General Counsel

with a copy (prior to the Distribution Effective Time) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Email: Peter.Atkins@skadden.com

            Eric.Cochran@skadden.com

Attention: Peter A. Atkins

                 Eric L. Cochran

and

Skadden, Arps, Slate, Meagher & Flom LLP

920 N. King Street

Wilmington, DE 19801

Email: Steven.Daniels@skadden.com

Attention: Steven J. Daniels

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement, or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Publicity. Prior to the Distribution Effective Time, each of AFI and AWI shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Distribution Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Form 10, the Plan of Division and the consummation of the transactions contemplated hereby and thereby will be borne by AWI.

10.11 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement), (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified, (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement, (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) unless otherwise specified in a particular case, the word “days” refers to calendar days, (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Lancaster, Pennsylvania, (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified, and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to March 11, 2016.

10.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither AFI or any member of the AFI Group, on the one hand, nor AWI or any member of the AWI Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18 Performance. AWI will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the AWI Group. AFI will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the AFI Group. Each Party (including such Party’s permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of such Party’s Group and (b) cause all of the other members of such Party’s Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Mark Hershey
Name: Mark Hershey
Title: Senior Vice President

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Vice President

[Signature Page to Separation and Distribution Agreement]